EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of June, 2008, by and between Grant Bettingen, Inc., a California corporation (“GBI”) (and a wholly owned subsidiary of Rubicon Financial, Inc., a Delaware corporation (“Rubicon”)), and Grant Bettingen (“Bettingen”).

W I T N E S S E T H:

WHEREAS, the officers, managers and/or directors of GBI are of the opinion that Bettingen has education, experience and/or expertise which is of value to GBI and its owners, and

WHEREAS, GBI and Bettingen desire to enter into this Employment Agreement, pursuant to which Bettingen shall be employed by GBI, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, GBI and Bettingen agree as follows:

1. EMPLOYMENT. GBI hereby agrees to employ Bettingen and Bettingen hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2. TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

2.1 Original Term: The Term of this Agreement shall commence on June 2nd, 2008 and expire on June 1, 2013, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2 Renewal Term(s): This Agreement shall automatically be extended for additional two (2) year renewal terms unless earlier terminated in accordance with the provisions of Section 6 below.

3. COMPENSATION.

3.1 Salary: GBI shall pay Bettingen a base annual salary of Ten Thousand Dollars ($10,000) per month, payable in accordance with GBI’s normal policies but in no event less often than semi-monthly (the “Salary”). Effective January 1st for each successive year this Agreement is in effect, compensation shall be adjusted by the Board of Directors of GBI in an amount equal to ten percent (10%) increase of the Salary. The Board of Directors shall have the right to increase the Salary more often than annually at its sole discretion.

3.2 Incentive Compensation: GBI shall also pay to Bettingen incentive compensation in accordance with Addendum A, Employee Incentive Compensation Plan, attached hereto and made a part hereof by this reference. Incentive Compensation shall be paid not less frequently than annually, and prorated as applicable.

3.3 Stock Options: GBI parent, Rubicon, shall grant to Bettingen, as a signing bonus, Stock Option Certificates to purchase 500,000 common shares of Rubicon at an exercise price of $1.00 per share. The certificates shall be valid for five (5) years from the date of grant. The Certificates shall vest immediately upon the start of employment and shall be assignable, include piggyback registration rights.

3.4 Stock Option Plan/Stock Purchase Plan: Bettingen shall be eligible to participate in Rubicon’s Stock Option Plan and Stock Purchase Plan during the term of employment.

4. EMPLOYEE BENEFITS.

4.1 General Benefits: Bettingen shall be entitled to receive or participate in all benefit plans and programs of GBI and Rubicon currently existing or hereafter made available to executives or senior management of GBI and Rubicon (which shall be at least equivalent to the current benefit plans of Grant Bettingen, Inc.), including but not limited to, dental and medical insurance, including coverage for dependents of Bettingen, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2 Life Insurance: GBI or Rubicon shall pay for and maintain Life Insurance for the Term of this Agreement, including any Renewal Term(s), in the face amount of One Million ($1,000,000) Dollars, insuring the life of Bettingen, the proceeds of such insurance shall be payable to Bettingen’s estate. Notwithstanding the foregoing, if the cost of such policy for Bettingen exceeds the average cost of such policies for all other GBI and Rubicon executives by more than 20%, then GBI may in lieu of maintaining such a policy pay to Bettingen an amount equal to the average cost of such policies plus 20% on the same payment schedule that it pays for the policy premiums.

4.3 Disability Insurance: If available to other Rubicon and GBI executives and available on commercially reasonable terms, GBI or Rubicon shall pay for and maintain Disability Insurance for the Term of this Agreement, including any Renewal Term(s), sufficient to pay Bettingen an amount equal to at least 75% of his base salary for the period of incapacity.

4.4 Director and Officer Insurance: Rubicon shall use commercially reasonable efforts to purchase and maintain a Directors and Officers liability insurance policy on terms and conditions deemed acceptable by the Board of Directors, acting in good faith, which policy shall cover Bettingen at all times during his employment Term, including any Renewal Term(s). Such liability insurance shall be at a value of a minimum of One Million dollars ($1,000,000).

4.5 Business Expense: Bettingen shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of GBI or Rubicon, for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities. Additionally, Bettingen shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Bettingen in performing Bettingen’s duties and obligations under this Agreement. GBI shall reimburse Bettingen for such expenses on a monthly basis, upon submission by Bettingen of appropriate receipts, vouchers or other documents in accordance with GBI’s policy.

4.6 Automobile Expenses: GBI shall provide Bettingen with an automobile allowance in the amount of $1,000.00 per month, for payment of expenses relating to Bettingen’s operation and use of an automobile in the course of performing duties and obligations under this Agreement.

4.7 Cellular Telephone: GBI shall provide Bettingen with a cellular telephone for use on GBI’s and Rubicon’s business and GBI shall be responsible for all costs and expenses incurred in connection with the operation and use of such cellular telephone, including but not limited to, monthly service charges and maintenance; provided, however, that Rubicon shall not be responsible for costs and expenses incurred for personal use of Bettingen.

4.8 Assistance: GBI shall furnish Bettingen with an office and a dedicated full time administrative assistant, together with portable computer and office equipment and such other facilities and services as are deemed by the Board of Directors of GBI to be suitable for his position and adequate for the performance of his duties and obligations under this Agreement. GBI shall also provide Bettingen with the necessary communications and computer gear, and related communications service cost and computer supplies, to support a working home office; provided, however, that this Section 4.5 shall in no way be construed to obligate GBI to provide Bettingen with office furnishings for such working home office or to reimburse Bettingen for home office use unless a separate written agreement is entered into between GBI and Bettingen.

4.9 Vacation: Bettingen shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of three (3) weeks during which time Bettingen’s compensation will be paid in full. Unused days of vacation will be compensated in accordance with GBI’s policy as established by GBI from time to time. Bettingen may take the vacation periods at any time during the year as long as Bettingen schedules time off as to not create hardship on Rubicon. In addition, Bettingen shall have such other days off as shall be determined by Rubicon and shall be entitled to paid sick leave and paid holidays in accordance with GBI’s policy.

5. DUTIES/SERVICE

5.1 Position: Bettingen is employed as Managing Director of Investment Banking and as Chairman of the Board of Directors and shall perform such services and duties as are defined in Addendum B(1) and B(2), Job Description, attached hereto, and as are normally associated with such positions, subject to the direction, supervision and rules and regulations of GBI. The terms of this Agreement shall apply as long as Bettingen is employed in one or both of these positions.

5.2 Place of Employment: The place of Bettingen’s employment and the performance of Bettingen’s duties will be at the corporate headquarters of GBI (to be renamed Grant Bettingen, Inc.), or at such location as agreed upon by GBI and Bettingen.

5.3 Extent of Services: Bettingen shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of GBI. The precise services of Bettingen may be extended or curtailed, from time to time at the discretion of GBI, and Bettingen agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by GBI. However, GBI shall not materially alter Bettingen’s title, duties, obligations or responsibilities or transfer Bettingen outside of the Orange County, California area without Bettingen’s prior written consent.

5.3.1 Except as otherwise agreed by GBI and Bettingen in writing, it is expressly understood and agreed that Bettingen’s employment is fulltime and of a critical nature to the success of GBI and is therefore exclusive. Bettingen may not be employed by other entities, except for subsidiaries of Rubicon, or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. GBI acknowledges that Bettingen presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum C, attached hereto; or (b) do not compete with GBI or Rubicon or interfere with the performance of Bettingen’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors. Unless otherwise agreed by GBI and Bettingen in writing, employment of Bettingen at less than full time shall not affect the five (5) year exercise term for the Option Shares granted pursuant to this Agreement.

5.3.2 Additionally, GBI recognizes that Bettingen has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum C attached hereto; or (b) do not compete with GBI or Rubicon in the reasonable judgment of the Board of Directors. GBI recognizes that such equity positions may occasionally require some limited attention from Bettingen during normal business hours. However, Bettingen agrees that if such time is considered excessive by the Board of Directors, Bettingen shall be so advised and noticed by GBI and Bettingen shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6. TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Bettingen’s resignation, death or permanent disability or incapacity; or (b) by Rubicon at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1 By Resignation. If Bettingen resigns with “Good Reason” (as defined below), this Agreement shall terminate but: (a) Bettingen shall continue to receive, through the end of the Term of this Agreement, Incentive Compensation in accordance with the terms and conditions of Addendum A and

Bettingen’s Salary payable in periodic installments on GBI’s regular paydays, at the rate then in effect; (b) continued coverage for Bettingen and his dependants under GBI’s health insurance plan and continued life insurance benefit under 4.2 above, (c) all of Bettingen’s “Option Shares” (as such term is defined in this Agreement) shall remain exercisable by Bettingen for the entire five (5) year term, and (d) all non-compete agreements Bettingen has entered into with GBI or Rubicon shall terminate and be of no further force or effect. For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Bettingen of duties substantially and materially inconsistent with the position and nature of Bettingen’s employment, the substantial and material reduction of the duties of Bettingen which is inconsistent with the position and nature of Bettingen’s employment, or the change of Bettingen’s title indicating a substantial and material change in the position and nature of Bettingen’s employment; (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Bettingen’s compensation and benefits without Bettingen’s written consent; (iii) failure of Rubicon to maintain Directors and Officers Insurance Policy at a minimum value of one million dollars; (iv) the failure by GBI to obtain from any successor, an agreement to assume and perform this Agreement; or (v) a corporate “Change In Control” (as defined below). For purposes of this Agreement, “Change In Control” shall mean (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of either GBI’s or Rubicon’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of GBI’s or Rubicon’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or (2) the sale, transfer or other disposition of all or substantially all of GBI’s or Rubicon’s assets in complete liquidation or dissolution of GBI or Rubicon other than in connection with a transaction described in Section 6.1(1) above. If Bettingen resigns without Good Reason, Bettingen shall be entitled to receive Bettingen’s Salary and Incentive Compensation only through the date of such resignation and Bettingen’s Option Shares shall be deemed owned by Bettingen.

6.2 By Reason Of Incapacity Or Disability: If Bettingen becomes so incapacitated by reason of accident, illness, or other disability that Bettingen is unable to carry on substantially all of the normal duties and obligations of Bettingen under this Agreement for a continuous period of one-hundred-twenty (120) days (the “Incapacity Period”), this Agreement shall terminate but: (a) Bettingen shall continue to receive, through the end of the fiscal year, Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) Bettingen shall receive, during the Incapacity Period and for the six (6) month period thereafter (the “Extended Period”), Bettingen’s Salary payable in periodic installments on GBI’s regular paydays, at the rate then in effect, reduced only by the amount of any payment(s) received by Bettingen pursuant to any disability insurance policy proceeds; and (c) Bettingen’s Option Shares shall be deemed owned by Bettingen. For purposes of the foregoing, Bettingen’s permanent disability or incapacity shall be determined in accordance with GBI’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Rubicon’s Board of Directors in its good faith judgment based upon Bettingen’s inability to perform normal and reasonable duties and obligations.

6.3 By Reason Of Death: If Bettingen dies during the Term of this Agreement, GBI shall: (a) pay to the estate of Bettingen, through the end of the fiscal year, Bettingen’s Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) pay to the estate of Bettingen, for a period of six (6) months beginning on the date of death (the “Extended Period”), Bettingen’s Salary payable in periodic installments on GBI’s regular paydays, at the rate then in effect; and (c) Bettingen’s Option Shares shall be deemed owned by Bettingen. Other death benefits will be determined in accordance with the terms of GBI’s benefit plans and programs.

6.4 For Cause. If the Term of this Agreement is terminated by GBI for Cause: (a) Bettingen shall be entitled to receive Bettingen’s Salary and Incentive Compensation only through the date of termination; and (b) Bettingen’s Option Shares shall be deemed owned by Bettingen. However, if a dispute arises between GBI and Bettingen that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 13.8, Rubicon shall have the option to pay Bettingen the lump sum of six (6) months base of Bettingen’s Salary at the time of termination (the “Severance Payment”) rather than Bettingen’s Salary and Incentive Compensation through the date of termination, and

Bettingen’s Option Shares shall continue to be deemed owned by Bettingen. Such determination to pay the Severance Payment in lieu of Bettingen’s Salary and Incentive Compensation shall be made in the reasonable judgment of the Board of Directors. If GBI elects to make a payment to Bettingen of the Severance Payment, the parties hereto agree that such payment and the payment provided by Section 6.6 shall be Bettingen’s complete and exclusive remedy for such a termination for Cause. For purposes of this Agreement, “Cause” shall mean: (i) an adjudication of Bettingen’s fraud, theft or dishonesty with respect to GBI; (ii) Bettingen’s conviction of a felony, a crime involving moral turpitude or other act causing material harm to GBI’s standing and reputation; or (iii) gross negligence or willful misconduct by Bettingen with respect to GBI.

6.5 Without Cause. If, during the Term of this Agreement, GBI terminates Bettingen’s employment without Cause: (a) Bettingen shall be entitled to receive, through the end of the Term of this Agreement, Incentive Compensation in accordance with the terms and conditions of Addendum A, and Bettingen’s Base Salary, payable in periodic installments on GBI’s regular paydays, at the rate then in effect; (b) continued coverage for Bettingen and his dependants under GBI’s or Rubicon’s health insurance plan and continued life insurance benefit under 4.2 above, (c) all of Bettingen’s “Option Shares” (as such term is defined in this Agreement) shall remain exercisable by Bettingen for the entire five (5) year term, and (d) all non-compete agreements Bettingen has entered into with GBI or Rubicon shall terminate and be of no further force or effect . The payments provided by Sections 6.5 and 6.6 shall be Bettingen’s complete and exclusive remedy for any termination without Cause.

6.6 Effect Of Termination On Unused Vacation Time: Upon the termination of this Agreement for any reason whatsoever, Bettingen shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans.

6.8 Use of Grant Bettingen Name: If this Agreement is terminated under Parargraph 6.1 or 6.5 hereof: (a) GBI and/or Rubicon will cease or cause any of their subsidiaries to cease from using the name Grant Bettingen as part of its corporate name. GBI, Rubicon or its subsidiaries will cease using the name as soon as possible, but in no event shall they continue to use the name for conducting business for more than thirty days following the termination of Bettingen.

7. TRADE SECRETS AND CONFIDENTIALITY

7.1 Nondisclosure. Without the prior written consent of GBI, Bettingen shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Bettingen’s own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of GBI and/or its Affiliates, as hereinafter defined, it being the intent of GBI, with which intent Bettingen hereby agrees, to restrict Bettingen from disseminating or using any like information that is unpublished or not readily available to the general public. For the purpose of this paragraph, Confidential Information shall not include Bettingen’s client list developed before the execution of this Agreement or developed by Bettingen while conducting approved and exempt business activities listed on Addendum C hereto.

7.1.1 Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with GBI.

7.2 Return of Property. Upon the termination of this Agreement, Bettingen shall deliver to GBI all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with GBI or its Affiliates and their activities, business and customers.

7.3 Notice of Compelled Disclosure. If, at any time, Bettingen becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Bettingen shall provide GBI with prompt, prior written notice of such requirement so that GBI may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that GBI waives compliance with the provisions hereof, Bettingen agrees to furnish only that portion of the Confidential Information which Bettingen is advised by written opinion of counsel is legally required and exercise Bettingen’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Bettingen shall not oppose action by GBI to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.4 Assurance of Compliance. Bettingen agrees to represent to GBI, in writing, at any time that GBI so request, that Bettingen has complied with the provisions of this section, or any other section of this Agreement.

8. RESTRICTIVE COVENANTS

8.1.       As an inducement for GBI’s agreement to employ Bettingen, to provide Bettingen with trade secrets and other Confidential Information, and to enter into this Agreement, Bettingen hereby agrees that during the Term, and for a period of twelve (12) full calendar months after (i) the expiration of the Term (as the same may be extended) or (ii) the termination of Bettingen’s employment with GBI by resignation or for cause (whichever may occur later), or for the maximum period of time permitted by law, whichever is less, Bettingen shall not, whether for profit or not, whether on his own behalf or on behalf of any person or firm in any capacity whatsoever, engage in the "Prohibited Activity" (as hereinafter defined) within the "Relevant Geographical Area" (as hereinafter defined). Serving as a partner, member, trustee, receiver, custodian, manager, stockholder, officer, director, owner, joint venturer, associate, employee, consultant, adviser or in any other capacity whatsoever with respect to any person or firm engaged in the Prohibited Activity within the Relevant Geographical Area shall be conclusively deemed engagement in the Prohibited Activity within the Relevant Geographical Area regardless of whether such service is for profit or whether such person or firm engages in the Prohibited Activity for profit . In this Agreement, the phrase "Prohibited Activity" shall mean, directly or indirectly: (i) soliciting GBI’s customers; or (ii) working independently or for any person or firm involved in any business engaged in by GBI and/or by any of its subsidiaries or affiliates during the Term, including, without limitation, investment banking and stock trading. For purposes of this Agreement, the phrase "Relevant Geographical Area" shall mean the area within political boundaries of the State of California and any and all other areas in which GBI or any of its subsidiaries or affiliates transact business; provided, however, if the geographic area defined in this Agreement Section 8.1. exceeds the maximum geographic area permitted by law or for any other reason does not state a geographic area within which the provisions of this Paragraph 10 A. are enforceable, then the provisions of this Section 8.1. shall apply within the maximum geographic area permitted by law in which such provisions are enforceable.

8.2       As an inducement for GBI’s agreement to employ Bettingen, to provide Bettingen with trade secrets and other Confidential Information, and to enter into this Agreement, Bettingen hereby agrees that during the Term, and for a period of twelve (12) full calendar months after: (i) the expiration of the Term (as the same may be extended) or (ii) the termination of Bettingen’s employment with GBI for whatever reason or cause (whichever may occur later), or for the maximum period of time permitted by law, whichever is less, Bettingen shall not induce or attempt to influence or persuade any employee of GBI or any of its affiliates to terminate his employment with GBI (or with the applicable affiliate).

8.3       In addition to all other remedies at law and in equity which GBI might have for Bettingen’s breach of the covenants set forth in this Section 8, the Parties agree that in the event of any breach or attempted or threatened breach of any such covenant, GBI shall also have the right to obtain a temporary restraining order, temporary injunction and permanent injunction against Bettingen prohibiting such breach or attempted or threatened breach, merely by proving the existence of such breach, or attempted or threatened breach (by a preponderance of the evidence) and without the necessity of proving either inadequacy of legal remedy or irreparable harm.

8.4.       Bettingen’s covenants set forth in this Section 8 are independent and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by GBI or any other agreement between Bettingen and GBI shall not affect the validity of the provisions of this Section 8 or constitute a defense of Bettingen in any suit or action brought by GBI to enforce the provisions of this Section 8 or to seek any relief from Bettingen’s breach thereof.

8.5       Each of the Parties agree and stipulate that: (i) the agreements and covenants not to compete contained in this Section 8 are fair and reasonable in light of all of the facts and circumstances of the relationship between Bettingen and GBI; (ii) the consideration provided by GBI is not illusory; and (iii) the consideration given by GBI under this Agreement gives rise to GBI’s interest in restraining and prohibiting Bettingen from engaging in the Prohibited Activity within the Relevant Geographical Area as provided under this Section 8 and the covenants not to engage in the Prohibited Activity within the Relevant Geographical Area pursuant to this Section 8 are designed to enforce such consideration. The Parties are aware, however, that in certain circumstances, courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of and not in derogation of the provisions of the preceding sentence, the Parties agree that if a court should decline to enforce the any of the provisions of this Section 8, such affected provisions shall be deemed to be modified to restrict competition with GBI to the maximum extent, in both time and geography, which the court shall find enforceable. The provisions of this Section 8 shall survive any termination or expiration of this Agreement, and the termination of Bettingen’s employment with GBI (for whatever cause or reason, as modified by Section 6 of this Agreement).

9. INDEMNIFICATION OF BETTINGEN: GBI shall, to the maximum extent permitted by law, indemnify and hold Bettingen harmless against expenses, including reasonable attorney’s fees, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Bettingen’s employment by GBI. Further, GBI shall advance to Bettingen any expense incurred in defending such proceeding to the maximum extent permitted by law.

10. RETURN OF RUBICON PROPERTY: Bettingen agrees that upon any termination of his employment, Bettingen shall return to Rubicon within a reasonable time not to exceed two (2) weeks, any of GBI’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of GBI with whom Bettingen has had contact or done business.

11. RELATIONSHIP OF PARTIES: The parties intend that this Agreement create an Employee-Employer relationship between the parties.

12. NOTICES: All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to GBI:	Grant Bettingen, Inc.

                                                                        c/o Rubicon Financial Incorporated

19200 Von Karman, Suite 350
Irvine, CA 92612
Attn: President

As to Bettingen:	Grant Bettingen
Grant Bettingen, Inc.
4100 Newport Place, Suite 630
Newport Beach, CA 92660

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 12.

13. MISCELLANEOUS

13.1 Entire Agreement. This Agreement and the Addendums hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

13.2 Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

13.3 Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

13.4 No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

13.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with at valid provision that most closely approximates the intent of the invalid provision.

13.6 Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

13.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

13.8 Arbitration.

13.8.1 Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Bettingen’s employment with GBI, including, without limitation (except as expressly excluded below in Section 13.8.2) any claims or disputes by Bettingen against GBI, or by GBI against Bettingen, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by GBI; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any GBI disciplinary action; any GBI decision regarding a GBI policy or practice, including but not limited to Bettingen’s compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Orange County, California before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.

13.8.2 The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Bettingen for workers’ compensation benefits or for benefits under a GBI or Rubicon plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

13.8.3 This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Bettingen’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Bettingen’s remedy under Section 6.4 in the event of any termination with Cause, and does not require GBI to provide Bettingen with any type of progressive discipline.

13.9 Titles. Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

13.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

GBI:	Grant Bettingen, Inc.
a California corporation

By: /s/ Deborah Scott

Deborah Scott, C.E.O.

Bettingen:                                           /s/ Grant Bettingen

Grant Bettingen

ADDENDUM A

EMPLOYEE INCENTIVE COMPENSATION PLAN

This Employee Incentive Compensation Agreement (this “Agreement”) is entered into this 2nd day of June, 2008, by and between Grant Bettingen, Inc., a California corporation (“GBI”), and Grant Bettingen (“Bettingen”), as follows:

WHEREAS, it is in the best interest of GBI and Bettingen to enter into a continuing arrangement to cover annual Employee Incentive bonuses, and

WHEREAS, both parties to this Agreement desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the parties hereby agree as follows:

1.         Addendum. This Agreement is in an addendum to that certain Employment Agreement effective of even date herewith.

2.         Incentive Bonus. Incentive bonuses granted pursuant to this Agreement shall be paid quarterly , within ten (10) days of the completion of the quarterly financial statements.

3.          Computation of Bonus. Bettingen shall be entitled to a 5% of the Net Earnings (as defined below) of the investment banking and corporate finance activity of GBI. Net Earnings shall mean cash compensation after deducting direct costs of the Investment Banking and Corporate Finance department including salaries, but not including incentive, bonus or commission payments plus all non cash compensation, including without limitation stock and warrants. Bettingen shall be entitled to 10% of the Net Earnings on all investment banking and corporate finance deals he refers into GBI.

4.         Termination. Termination of employment with GBI, whether voluntary or involuntary, shall not affect any bonus earned but not paid. If employment is terminated, a proportionate share of any bonus earned shall be paid to Bettingen on the next regular bonus payment date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

GBI:	Grant Bettingen, Inc.
a California corporation

By: /s/ Deborah Scott

Deborah Scott, C.E.O.

Bettingen:                                           /s/ Grant Bettingen

Grant Bettingen

ADDENDUM B (1)

Job Description for Grant Bettingen

Job Title:	Managing Director of Investment Banking

Department:	Investment Banking.

Reports to:	Board of Directors

SUMMARY:

Managing Director of Investment Banking (“Director”) has primary responsibility for overseeing all investment banking activities of Grant Bettingen, Inc. (“GBI”), including planning, organizing, staffing, and operating toward primary investment banking objectives and to supervise and assist the investment banking and corporate finance team in the following activities undertaken by GBI:

1.	Develop, maintain and enhance relationships with client companies.

2.	Identify, solicit, and open and close deals.

3.         Structure and execute debt and equity financing transactions for client companies.

4.         Raise capital for businesses typically by underwritten or private placement of stocks and bonds, or other equity and fixed income securities.

5.         Negotiate corporate mergers and acquisitions, advise companies on assessing the value of their businesses.

6.         Raise capital for state and local governments, school districts, and other tax-exempt entities.

7.         Coordinate efforts of investment banking, sales and trading to move new securities issues to market. Organize underwriting and selling syndicates, and price, sale and generating interest in new securities.

8.         Sale securities and investment recommendations, investment management capabilities, and services to institutional investors.

ADDENDUM B (2)

Job Description for Grant Bettingen

Job Title:	Chairman of the Board of Directors

Department:	Board of Directors of GBI

Reports to:	Board of Directors of GBI

SUMMARY:

The Chairman of the Board of GBI is responsible for the management, the development and the effective performance of the Board of Directors, and provides leadership to the Board for all aspects of the Board’s work.

The Chairman acts in an advisory capacity to the President and Chief Executive Officer (CEO) and to other officers in all matters concerning the interests and management of the Corporation and, in consultation with the CEO, plays a role in the Corporation’s external relationships.

In conjunction with the CEO, the Chairman of the Board:

(a) Plans and organizes activities of the Board of Directors including:

(i)	the preparation for, and the conduct of, Board meetings;

(ii)	the quality, quantity and timeliness of the information that goes to Board members;

(iii)	the formation of Board committees and the integration of their activity with the work of the Board;

(iv)	the evaluation of the Board’s effectiveness and implementation of improvements;

(v)	the development of the Board, including Director recruitment, evaluation and compensation, and

(vi)	the ongoing formal and informal communication with and among Directors.

(b) Chairs annual and special meetings of the shareholders. In conjunction with the CEO, the Chairman may meet with various groups (such as major shareholder groups), governments, the financial press, industry associations etc.

(c) Works closely with, and through the CEO, to:

(i)	participate in the development of the Corporation’s vision, strategic agenda, and business plan to facilitate communication and understanding between management and the Board;

(ii)	ensure operations conform with the Board’s view on corporate policy; and

(iii)	ensure, in consultation with the Human Resources Committee and the full Board, that succession plans are in place at senior executive levels.

(d) In conjunction with the CEO, participates in external relationships that fulfill the Corporation’s obligations as a member of industry and the community.

(e) Provides the key link between the Board and management, and as a result, has a significant communication, coaching and team-building responsibility including:

(i)	maintaining a close ongoing relationship and open communication with the CEO;

(ii)	representing the shareholders and Board to management and management to the shareholders and Board; and

(iii)	monitoring and evaluating the performance of the CEO, in coordination with the Human Resources Committee.

(f) May attend all Board committee meetings as a non-voting participant provided, however, that, at meetings of the Governance Committee, the Chairman of the Board shall be a voting member.

(g) Carries out special assignments in collaboration with the CEO and management or the Board of Directors.

ADDENDUM C

Approved Non-Rubicon Financial Incorporated

Business Activity Exemptions

Description of Business Activity:

1. Either as an individual or through a business entity Bettingen shall be allowed to conduct a brokerage business as a registered representative and/or principle of Grant Bettingen, Inc., or other broker dealer subsidiary of Rubicon Financial Incorporated. Bettingen’s relationship as a registered representative and/or principle will be governed by a separate agreement.

Bettingen shall be entitled to receive his current commission payout of 85% as a registered representative/principal for a period of eighteen (18) months. Following the expiration of the eighteen (18) month period Bettingen and GBI shall renegotiate his commission payout rate, which shall not be less than the best rate offered by GBI to any other registered representative/principal.